EXHIBIT 99.04
                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)


                                       3 Months Ended December          12 Months Ended December
                                     --------------------------       ---------------------------
                                      2006     2005     Change          2006     2005     Change
                                     ------   ------   --------       -------   ------   --------
Income Account-
Retail Revenue                       $2,505   $2,669   $ (164)        $11,801  $11,165    $ 636
Wholesale Revenue                       461      429       32           1,822    1,667      155
Other Electric Revenues                 119      125       (6)            465      446       19
Non-regulated Operating Revenues         67       67        -             268      276       (8)
                                     ------   ------   ------         -------  -------    -----
Total Revenues                        3,152    3,290     (138)         14,356   13,554      802
                                     ------   ------   ------         -------  -------    -----
Fuel and Purchased Power              1,231    1,391     (160)          5,695    5,226      469
Non-fuel O & M                          971    1,020      (49)          3,519    3,510        9
Depreciation and Amortization           304      300        4           1,200    1,176       24
Taxes Other Than Income Taxes           177      175        2             718      680       38
                                     ------   ------   ------         -------  -------    -----
Total Operating Expenses              2,683    2,886     (203)         11,132   10,592      540
                                     ------   ------   ------         -------  -------    -----
Operating Income                        469      404       65           3,224    2,962      262
Other Income, net                         5      (26)      31              31        1       30
Interest Charges and Dividends          240      204       36             900      777      123
Income Taxes                             46       21       25             781      595      186
Discontinued Operations, net of tax       -        6       (6)             (1)       -       (1)
                                     ------   ------   ------         -------  -------    -----

NET INCOME AS REPORTED (See Notes)   $  188   $  159   $   29         $ 1,573  $ 1,591    $ (18)
                                     ======   ======   ======         =======  =======    =====



Notes

- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.